Exhibit 4.3

JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Investor Rights Agreement, dated as of February 9, 2006, by and among AECOM Technology Corporation (the “Company”) and the parties named therein, as amended by that certain Amendment No. 1 to the Investor Rights Agreement, dated as of February 14, 2006, by and among the Company and the parties named therein (collectively, the “Agreement”), and for all purposes of the Agreement, the undersigned shall be included within the term “Investor” (as defined in the Agreement).  As of the date hereof the undersigned represents and warrants that J.H. Whitney VI, L.P. is a Delaware limited partnership, the sole general partner of which is J.H. Whitney Equity Partners VI, LLC, a Delaware limited liability company, the managing members of which are each a natural person who is a citizen of the United States.  For purposes of clarification, J.H. Whitney VI, L.P. constitutes an “Investor” for purposes of, and as defined in, the Agreement.  The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

J.H. Whitney VI, L.P.
177 Broad Street
Stamford, CT 06901
Attention: Kevin J. Curley

Facsimile No.:

(203) 873-1442

with a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: Jonathan Layne

J.H. Whitney VI, L.P.

	By:	J.H. Whitney Equity Partners VI, LLC
	Its:	General Partner

By:
Name: Michael C. Salvator
Title: Managing Member

Whitney Joinder Agreement to Investor Rights Agreement

Acknowledged and agreed to by:

AECOM Technology Corporation

By:
Name:
Title: